Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Reports 7.1% Increase in Fourth Quarter Normalized FFO

MURFREESBORO, Tenn. – (February 15, 2012) National Health Investors, Inc. (NYSE:NHI) announced today its normalized Funds From Operations (“FFO”), its normalized Funds Available for Distribution (“FAD”) and net income for the three months and year ended December 31, 2011.

2011 Highlights

•

Funded and made commitments totaling $100.4 million in leaseback transactions and mortgage loans involving health care real estate

•

Closed on a new four-year $200 million bank credit facility, expandable to $300 million, to fund new health care real estate investments at an interest rate of LIBOR plus 150 basis points

•

Increased regular quarterly dividend from $0.615 to $0.65 per outstanding common share.

Financial Results

Normalized FFO for the three months ended December 31, 2011, was $21,448,000, or $0.77 per basic and diluted common share, compared with $20,031,000, or $0.72 per basic and diluted common share, for the same period in 2010.  Normalized FAD for the three months ended December 31, 2011 was $20,908,000, or $0.75 per basic and diluted common share, compared with $19,468,000, or $0.70 per basic and diluted common share for the same period in 2010.  Normalized FFO and normalized FAD for the three months ended December 31, 2011 excludes the $275,000 decrease in the fair value of an interest rate swap agreement and other adjustments of $135,000.

FFO, as defined by the National Association of Real Estate Investment Trusts, for the three months ended December 31, 2011, was $21,038,000, or $0.76 per basic and diluted common share, compared with $19,653,000, or $0.71 per basic and diluted common share, for the same period in 2010.  FAD, a supplemental measure of NHI’s cash flow, for the three months ended December 31, 2011 was $20,498,000, or $0.74 per basic and diluted common share, compared with $19,090,000, or $0.69 per basic and diluted common share for the same period in 2010.  Net income for the three months ended December 31, 2011, was $18,114,000, or $0.65 per basic and diluted common share, compared with net income of $16,955,000, or $0.61 per basic and diluted common share, for the same period in 2010.

Normalized FFO for the year ended December 31, 2011, was $80,176,000, or $2.89 and $2.88 per basic and diluted common share, respectively, compared with $76,483,000, or $2.76 per basic and diluted common share, for the same period in 2010.  Normalized FAD for the year ended December 31, 2011 was $80,419,000, or $2.90 and $2.89 per basic and diluted common share, respectively, compared to $76,381,000, or $2.76 and $2.75 per basic and diluted common share, respectively, for the same period in 2010.  Normalized FFO and normalized FAD for the year ended December 31, 2011 excludes $9,899,000 in gains and recoveries on the sale of a portion of NHI’s investment in marketable securities, a $1,197,000 decrease in the fair value and settlement of an interest rate swap agreement and other adjustments of $36,000.

FFO for the year ended December 31, 2011, was $88,842,000, or $3.21 and $3.20 per basic and diluted common share, respectively, compared with $77,950,000, or $2.82 and $2.81 per basic and diluted common share, respectively, for the same period in 2010.  FAD for the year ended December 31, 2011 was $89,085,000, or $3.21 per basic and diluted common share, compared to $77,848,000, or $2.81 per basic and diluted common share for the same period in 2010.  Net income for the year ended December 31, 2011, was $81,132,000, or $2.93 and $2.92 per basic and diluted common share, respectively, compared with net income of $69,421,000, or $2.51 and $2.50 per basic and diluted common share, respectively, for the same period in 2010.

2012 Guidance

The Company currently forecasts an increase in normalized FFO for 2012 from $3.02 to $3.10 compared with 2011. The Company’s guidance range for the full year 2012 for EPS and Normalized FFO per share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below:

Full-Year 2012 Range
Low – High
Net income per diluted share	$2.58 - $2.63
Plus: Real estate depreciation	0.44 - 0.47
Normalized FFO per diluted share	$3.02 - $3.10

The Company’s guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company’s control and all of which are subject to change.  The Company expects to make new investments in health care real estate during 2012 that meets its underwriting criteria and where the spreads over its cost of capital generates sufficient returns to its shareholders.  These new investments are expected to be funded by the Company’s liquid investments and by short-term and long-term debt financing.  The Company’s guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast

NHI will host a conference call on Thursday, February 16, 2012, at 9 a.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (212) 231-2933 with the confirmation number, 21576957. The live broadcast of NHI’s quarterly conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and continue for approximately 90 days.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an hospitals.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com ..

-MORE-

NHI Reports 7.1% Increase in Fourth Quarter Normalized FFO

February 15, 2012

Reconciliation of Funds From Operations and Normalized Funds From Operations (1)(2)(3)
(in thousands, except share and per share amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$ 18,114	$ 16,955	$ 81,132	$ 69,421
Elimination of certain items in net income:
Real estate depreciation	2,924	2,643	11,019	10,261
Real estate depreciation in discontinued operations	-	55	39	272
Net gain on sale of real estate	-	-	(3,348)	(2,004)
Funds from operations	$ 21,038	$ 19,653	$ 88,842	$ 77,950
Collection and recognition of past due rent	-	-	-	(1,520)
Recoveries of previous write-downs	-	-	(99)	(573)
Expenses related to abandoned capital offering	-	378	-	378
Gains on sales of marketable securities	-	-	(9,899)	-
Change in fair value and settlement of interest rate swap agreement(3)	275	-	1,197	-
Other items	135	-	135	248
Normalized funds from operations	$ 21,448	$ 20,031	$ 80,176	$ 76,483

BASIC
Weighted average common shares outstanding	27,741,961	27,686,217	27,719,096	27,664,482
FFO per common share	$ .76	$ .71	$ 3.21	$ 2.82
Normalized FFO per common share	$ .77	$ .72	$ 2.89	$ 2.76

DILUTED
Weighted average common shares outstanding	27,784,915	27,783,517	27,792,592	27,732,959
FFO per common share	$ .76	$ .71	$ 3.20	$ 2.81
Normalized FFO per common share	$ .77	$ .72	$ 2.88	$ 2.76

(1) Management believes that funds from operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust.  Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO.  The term FFO was designed by the real estate investment trust industry to address this issue.  Our measure may not be comparable to similarly titled measures used by other REITs.  Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs.  Since other REITs may not use our definition of FFO, caution should be exercised when comparing our Company’s FFO to that of other REITs.  FFO does not represent cash generated from operating activities in accordance with GAAP (funds from operations does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

(3) The Company has included in its definition of normalized FFO the change in the fair value and settlement of an interest rate swap agreement.  Accordingly, the normalized FFO per basic and diluted common share for the three months ended March 31, 2011 was $0.65 rather than $0.70 per basic and diluted common share, as previously reported.

NHI Reports 7.1% Increase in Fourth Quarter Normalized FFO

February 15, 2012

Reconciliation of Funds Available for Distribution and Normalized Available for Distribution (1)(2)(3) (in thousands, except share and per share amounts)
	Three months ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$ 18,114	$ 16,955	$ 81,132	$ 69,421
Elimination of certain items in net income:
Depreciation in continuing operations	3,225	2,827	11,953	10,919
Depreciation in discontinued operations	-	54	39	284
Net gain on sales of real estate	-	-	(3,348)	(2,004)
Straight-line rental income	(1,016)	(910)	(3,778)	(3,140)
Non-cash stock based compensation	175	164	3,087	2,368
Funds from operations	$ 20,498	$ 19,090	$ 89,085	$ 77,848
Collection and recognition of past due rent	-	-	-	(1,520)
Recoveries of previous write-downs	-	-	(99)	(573)
Expenses related to abandoned capital offering	-	378	-	378
Gains and recoveries on sales of marketable securities	-	-	(9,899)	-
Change in fair value and settlement of interest rate swap agreement(3)	275	-	1,197	-
Other items	135	-	135	248
Normalized funds from operations	$ 20,908	$ 19,468	$ 80,419	$ 76,381

BASIC
Weighted average common shares outstanding	27,741,961	27,686,217	27,719,096	27,664,482
FFO per common share	$ .74	$ .69	$ 3.21	$ 2.81
Normalized FFO per common share	$ .75	$ .70	$ 2.90	$ 2.76

DILUTED
Weighted average common shares outstanding	27,784,915	27,783,517	27,792,592	27,732,959
FFO per common share	$ .74	$ .69	$ 3.21	$ 2.81
Normalized FFO per common share	$ .75	$ .70	$ 2.89	$ 2.75

(1) Management believes that FAD and normalized FAD are important supplemental measures of a REIT’s cash flow for shareholders and investors.  Since other REITs may not use our definition of FAD; caution should be exercised when comparing our Company’s FAD to that of other REITs.  FAD in and of itself does not represent cash generated from operating activities in accordance with GAAP (FAD does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FAD excludes from FAD certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FAD for the current period to similar prior periods, and may include, but is not limited to, gains on the sale of marketable securities and changes in the fair value of interest rate swap agreements.

(3) The 2010 calculation of FAD has been adjusted to include non-real estate depreciation to conform to the 2011 presentation.  The impact to FAD per basic and diluted common share was $0.01 for the three months ended December 31, 2010, and $0.02 and $0.03, respectively, for the year ended December 31, 2010.

NHI Reports 7.1% Increase in Fourth Quarter Normalized FFO

February 15, 2012

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:	(unaudited)		(unaudited)
Rental income	$ 19,791	$ 17,934	$ 76,050	$ 71,289
Mortgage interest income	1,733	1,576	6,652	6,743
	21,524	19,510	82,702	78,032
Expenses:
Depreciation	3,225	2,827	11,953	10,919
Legal expense	111	611	559	1,152
Franchise, excise and other taxes	211	43	952	637
General and administrative	1,201	1,299	7,473	7,696
Loan and realty losses (recoveries)	-	-	(99)	(573)
	4,748	4,780	20,838	19,831

Income before non-operating income	16,776	14,730	61,864	58,201
Non-operating income (investment interest and other)	1,346	1,233	14,744	5,191
Interest expense	(1,219)	(379)	(3,848)	(1,552)
Income from continuing operations	16,903	15,584	72,760	61,840

Income from discontinued operations	1,211	1,371	5,024	5,577
Net gain on sale of real estate	-	-	3,348	2,004
Income from discontinued operations	1,211	1,371	8,372	7,581

Net income	$ 18,114	$ 16,955	$ 81,132	$ 69,421

Weighted average common shares outstanding:
Basic	27,741,961	27,686,217	27,719,096	27,664,482
Diluted	27,784,915	27,783,517	27,792,592	27,732,959

Earnings per share:
Basic:
Income from continuing operations	$ 0.61	$ 0.56	$ 2.63	$ 2.24
Discontinued operations	0.04	0.05	0.30	0.27
Net income available to common stockholders	$ 0.65	$ 0.61	$ 2.93	$ 2.51

Diluted:
Income from continuing operations	$ 0.61	$ 0.56	$ 2.62	$ 2.23
Discontinued operations	0.04	0.05	0.30	0.27
Net income available to common stockholders	$ 0.65	$ 0.61	$ 2.92	$ 2.50

Dividend declared per common share	$ 0.87	$ 0.605	$ 2.715	$ 2.36

NHI Reports 7.1% Increase in Fourth Quarter Normalized FFO

February 15, 2012

Selected Balance Sheet Data
(in thousands)
	December 31, 2011	December 31, 2010
Real estate properties, net	$ 394,795	$ 327,654
Mortgages receivable, net	78,672	75,465
Investment in preferred stock, at cost	38,132	38,132
Cash and cash equivalents	15,886	2,664
Marketable securities	11,364	22,476
Assets held for sale, net	29,381	36,853
Borrowings under revolving credit facility	97,300	37,765
Stockholders' equity	443,485	442,500